As filed with the Securities and Exchange Commission on December 11, 2020
Registration No. 333-249828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDWEST HOLDING INC.
(Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	20-0362426 (I.R.S. Employer Identification Number)
2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(402) 489-8266
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Michael Salem
Co-Chief Executive Officer
2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(402) 489-8266
(Name, address, including zip code, and telephone number, including area code, of agent for service)
The Commission is requested to send copies of all communications to:
Reid A. Godbolt, Esq.
Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Telephone: (303) 573-1600
Facsimile: (303) 573-8133

Approximate date of commencement of proposed sale to the public:
As soon as practical after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This Amendment No. 3 (“Amendment No. 3”) to the Registration Statement on Form S-1 (File No. 333-249828) of Midwest Holding Inc. (“Registration Statement”) is being filed solely for the purpose of filing Exhibit 1.1 as indicated in Part II of this Amendment No. 3 and does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The following statement sets forth the amounts of expenses in connection with the offering of the securities of Midwest Holding Inc. pursuant to this registration statement, all of which shall be borne by the registrant.
Amount*
Securities and Exchange Commission Registration Fee	$9,285
FINRA Filing Fee	13,265
NASDAQ Listing Fee	50,000
Printing and Engraving Expenses	75,000*
Accounting Fees and Expenses	100,000*
Underwriters’ Expense Reimbursement	275,000*
Legal Fees and Expenses	375,000*
Miscellaneous	27,450
Total	$925,000*

*
Estimated amounts of expenses.

Item 14.
Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.
A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation’s bylaws, agreement, vote or otherwise.
The registrant’s bylaws provide that the registrant will indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, is or was a director or officer, and any director or officer who served any other company in any capacity at the registrant’s request, to the fullest extent permitted by Section 145 of the DGCL.
The form of Underwriting Agreement included as an exhibit to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors against certain liabilities.

Part II-1

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors, officers and controlling persons under the provisions discussed above or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15.
Recent Sales of Unregistered Securities.

All of the share numbers below have been adjusted for the 500 for one reverse split effective August 27, 2020.
I. On June 28, 2018, the registrant underwent a change in control as a result of the closing of a Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement dated May 9, 2018 (the “Agreement”) with a non-affiliated third-party, Xenith Holdings LLC.
At the closing of the Agreement, the registrant issued 1,500,000 shares of newly created Series C Convertible Preferred Stock (“Series C Preferred Stock”) to Xenith for $1,500,000, which was ranked senior to its voting common stock on liquidation with a preference of $1.00 per share. On June 18, 2019, all of the Series C Preferred Stock shares were converted, at Xenith’s election, into 145,709 shares of the registrant’s restricted voting common stock at approximately $10.29 per share.
Also, at closing of the Agreement, Xenith loaned a total of $600,000 to the registrant, repayable upon maturity in 10 years. The loan was converted by Xenith into an aggregate of 58,284 of the registrant’s restricted voting common shares on June 18, 2019 also at $10.29 per share.
No underwriters were involved in either of the issuances described above. The issuances were made in reliance on the exemption from registration under the Securities Act, as amended, provided under Section 4(a)(2) thereof as transactions not involving a public offering.
II. On April 24, 2020, the registrant entered into a Securities Purchase Agreement (the “Agreement”) with Xenith, Vespoint and Crestline. Pursuant to the Agreement, Crestline purchased 444,444 shares of the registrant’s restricted voting common stock, par value $0.001 per share at a purchase price of $22.50 per share for $10.0 million. Also on April 24, 2020, in a separate transaction, the registrant sold 231,655 shares of voting common stock to various investors at $22.50 per share for $5.227 million.
The voting common stock issued to Crestline under the Agreement was offered and sold by the Company to Crestline in reliance on the exemption from registration under the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering and Regulation D adopted under the Act as a transaction with an accredited investor. Crestline acknowledged the restricted nature of the shares and appropriate restrictions on transfer of the shares in accordance with federal and state securities laws were lodged with the registrant’s registrar and transfer agent.
Concurrent with the Crestline transaction, the registrant completed and closed on a private placement of 231,655 shares of its voting common stock to 38 accredited investors at $22.50 per share for an aggregate of approximately $5.227 million. These securities were sold pursuant to an exemption from registration under the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 thereunder because the offer and sale of securities by the Company did not involve a public offering based upon the following factors: (i) a limited number of securities were issued to a limited number of offerees with whom the registrant had preexisting business relationships; (ii) there was no public or general solicitation in connection with any offers or sales of the securities; (iii) each offeree was an “accredited investor” as such term is defined by Rule 501(a) under the Securities Act; and (iv) the investment intent of the purchasers. Each purchaser acknowledged the restricted nature of its purchased shares and appropriate restrictions on transfer of the shares in accordance with federal and state securities laws were lodged with the registrant’s registrar and transfer agent.
All share amounts have been adjusted to reflect a 500 for one reverse split effective August 27, 2020.
The underwriters were not involved in any of the transactions described in this Section II.
III. Since July 2019, we have granted to our directors, executive officers and certain key employees options to purchase 47,317 shares of our voting common stock with per share exercise price of $25.00 per

Part II-2

share under our 2019 Long-Term Incentive Plan and 18,597 shares of restricted stock and options to purchase 216,696 shares of our voting common stock with a per share exercise price of $41.25 under our 2020 Long-Term Incentive Plan. None of the options are currently exercisable. The restricted stock and option grants were deemed to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, executive officers and 34 key employees. The options are non-transferable. Each of the recipients of restricted stock and options has adequate access, through his or her employment or member of our board of directors, to information about us.
Item 16.
Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
Item 17.
Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II-3

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of New York, on December 11, 2020.
MIDWEST HOLDING INC.
By:
/s/ A. Michael Salem

A. Michael Salem
Co-Chief Executive Officer
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to registration statement has been signed by the following persons in the capacities indicated as of December 11, 2020.
Signature	Title
/s/ Michael Minnich Michael Minnich	Co-Chief Executive Officer and Director
/s/ A. Michael Salem A. Michael Salem	Co-Chief Executive Officer and Director
/s/ Debra K. Havranek Debra K. Havranek	Vice President, Treasurer, Principal Financial and Accounting Officer
* Douglas Bratton	Director
* Firman Leung	Director
* John T. Hompe	Director
* Sachin Goel	Director
* Jack Theeler	Director
*By: /s/ A. Michael Salem A. Michael Salem Attorney-in-Fact

EXHIBITS
TO REGISTRATION STATEMENT
ON
FORM S-1
MIDWEST HOLDING INC.

EXHIBIT INDEX
Exhibit No.	Description
1.1*	Form of Underwriting Agreement between Midwest Holding Inc. and the underwriters named therein.
3.1	Certificate of Incorporation dated August 17, 2020 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed August 21, 2020.)
3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed November 18, 2020.)
3.3	American Life & Security Corp. State of Nebraska Department of Insurance Amended Certificate of Authority, issued August 3, 2011. (Incorporated by reference to Exhibit 3.4 to the Company’s Amendment No. 2 to Form 10 Registration Statement, filed March 20, 2012.)
3.4	Plan of Domestication (as filed with the Nebraska Secretary of State) (Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed on August 21, 2020.)
3.5	Articles of Charter Surrender (as filed with the Nebraska Secretary of State) (Incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K, filed on August 21, 2020.)
3.6	Certificate of Conversion (as filed with the Delaware Secretary of State) (Incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K, filed on August 21, 2020.)
4.1	Specimen Stock Certificate evidencing the shares of voting common stock
5.1	Opinion of Jones & Keller, P.C.
10.1	Coinsurance Agreement — American Life & Security Corporation and US Alliance Life and Security Company dated September 30, 2017 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed October 6, 2017.)
10.2	Consulting and Advisory Agreement, dated September 1, 2009, by and between Midwest Holding Inc. and Bison Capital Corp. (f/K Corporate Development Inc.). (Incorporated by reference to Exhibit 10.3 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.3	Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.6 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.4	Amendment Number One to Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.7 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.5	Amendment Number Two to Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.8 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.6	Bulk Reinsurance Agreement, dated September 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.9 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.7	Amendment to all Reinsurance Agreements, dated August 4, 2011, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.10 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

Exhibit No.	Description
10.8	Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Investors Heritage Life Insurance Company. (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.9	Reinsurance Agreement, dated January 1, 2010, by and between American Life and Security National Life Insurance Company. (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.10	Master Reinsurance Agreement, dated December 20, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.13 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.11	Amendment Number One to Master Reinsurance Agreement, dated December 20, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.14 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.12	Reinsurance Agreement Number One, dated December 31, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.15 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.13	Amendment Number One to Reinsurance Agreement Number One, dated December 31, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.16 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.14	Master Reinsurance Agreement, dated April 1, 2000, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.17 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.15	Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement between Midwest Holding Inc. and Xenith Holdings LLC dated May 9, 2018. (Incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed May 14, 2018.)
10.16	Amended and Restated Employment Agreement among Mark A. Oliver, Midwest Holding, Inc. and American Life and Security Corp. dated June 28, 2018. (Incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed July 3, 2018.)
10.17	Assumption and Indemnity Reinsurance Agreement — American Life & Security Corporation and Unified Life Insurance Company dated November 30, 2018 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 6, 2018.)
10.18	Midwest Holding Inc. 2019 Long-Term Incentive Plan dated June 11, 2019 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed June 17, 2019.)

Exhibit No.	Description
10.19	Funds Withheld Coinsurance and Modified Coinsurance Agreement between Ironbound Reinsurance Company Limited and American Life & Security Corp dated July 31, 2019 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on August 8, 2019.)
10.20	Funds Withheld and Funds Paid Coinsurance Agreement (MYGA and FIA Business) between US Alliance Life and Security Company and American Life & Security Corp., effective as of January 1, 2020 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on April 21, 2020.)
10.21	Securities Purchase Agreement dated April 24, 2020 by and among Midwest Holding Inc., Xenith Holdings LLC, Vespoint LLC and Crestline Assurance Holdings LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on April 24, 2020.)
10.22	Indemnification Agreement dated April 24, 2020 by and between Midwest Holding Inc. and Douglas K. Bratton (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on April 24, 2020.)
10.23	Stockholders Agreement dated April 24, 2020 between and among Midwest Holding Inc., Crestline Assurance Holdings LLC, Xenith Holdings LLC, Vespoint LLC, Michael Minnich and A. Michael Salem (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on April 24, 2020.)
10.24	Loan Termination Agreement, dated April 24, 2020, by and between Midwest Holding Inc. and Xenith Holdings LLC (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on April 24, 2020.)
10.25	Funds Withheld and Modified Coinsurance Agreement between SDA Annuity & Life Re and American Life & Security Corp. effective as of September 30, 2019 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q, filed on May 14, 2020.)
10.26	Unit Purchase Agreement by and among the Company, Aurora Financial Services, a Delaware corporation (the “Seller”) and 1505 Capital LLC, a Delaware limited liability company (“1505 Capital”) effective as of June 12, 2020 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on June 17, 2020.)
10.27	Employment Agreement made and entered into, effective as of the 1st day of January, 2020, by and between Richard Vecchiolla and Midwest Holding Inc., a Nebraska corporation (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on June 17, 2020.)
10.28	Master Letter Agreement among American Life & Security Corp., Seneca Reinsurance Company, LLC and Crestline Management, L.P. effective as of April 24, 2020 and Appendices (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on August 3, 2020.)
10.29	Employment Agreement made and entered into on November 16, 2020 by and between Michael Minnich and Midwest Holding Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on November 18, 2020.)
10.30	Employment Agreement made and entered into on November 16, 2020 by and between A. Michael Salem and Midwest Holding Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on November 18, 2020.)
10.31	2020 Long-Term Incentive Plan dated as of November 16, 2020 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on November 18, 2020.)

Exhibit No.	Description
14.1	Code of Ethics (Incorporated by reference to Exhibit 14.1 to the Company’s Form 10-K, filed April 2, 2012.)
21.1	List of Subsidiaries.
23.1	Consent of Mazars USA LLP
23.2	Consent of RSM US LLP
23.3	Consent of Jones & Keller, P.C. is included in the opinion of Jones & Keller, P.C. filed as Exhibit 5.1.
24	Power of Attorney (see Signature Page following page II-3 to the original filing of this registration statement on Form S-1 filed on November 3, 2020.)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

*
Filed herewith, all other exhibits listed above were filed with the original filing of this registration statement (November 3, 2020) or Amendment No.1 (November 19, 2020) or No. 2 (December 9, 2020) thereto.